1999 BONUS PLAN FOR CERTAIN KEY EMPLOYEES

     The Company has a discretionary bonus program under which exempt salaried employees (other than the CEO and Chairman) may be paid bonuses up to amounts ranging from 4.125 percent to 144 percent of base annual salary. The CEO and Chairman participate in this plan, however, their bonuses are specifically determined by the board of directors. The bonus percent is based on a variety of guidelines including the performance levels of the respective business units measured by earnings before tax.